                         SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No. 4)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement               / /        Confidential, for Use of the Commission
/ /        Definitive Proxy Statement                           Only (as permitted by Rule 14a-b(e)(2))
/X/        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

                       INTERNATIONAL JENSEN INCORPORATED
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       MARC T. TANENBERG, VICE PRESIDENT
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /        $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2).
/ /        $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           (1)        Title of each class of securities to which transaction applies:
                      Common Stock, par value $.01 per share
                      ---------------------------------------------------------------------------------

           (2)        Aggregate number of securities to which transaction applies:
                      5,738,132
                      ---------------------------------------------------------------------------------

           (3)        Per unit price or other underlying value of transaction computed pursuant to
                      Exchange Act Rule 0-11:
                      $11.00 for 2,138,778 shares plus $8.90 for 3,599,354 shares
                      ---------------------------------------------------------------------------------

           (4)        Proposed maximum aggregate value of transaction:
                      $55,560,809
                      ---------------------------------------------------------------------------------

           (5)        Total fee paid:
                      $11,113
                      ---------------------------------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check  box if any part of  the fee is offset as provided  by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting  fee was paid previously. Identify the  previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)        Amount Previously Paid:
                      ---------------------------------------------------------------------------------
           (2)        Form, Schedule or Registration Statement No.:
                      ---------------------------------------------------------------------------------
           (3)        Filing Party:
                      ---------------------------------------------------------------------------------
           (4)        Date Filed:
                      ---------------------------------------------------------------------------------

                          INTERNATIONAL JENSEN INCORPORATED
                 25 TRI-STATE INTERNATIONAL OFFICE CENTER, SUITE 400
                             LINCOLNSHIRE, ILLINOIS 60069

                                   AUGUST 14, 1996


DEAR STOCKHOLDER:

       We recently reviewed proxy materials circulated by Emerson Radio Corp. soliciting proxies in opposition to the offer by Recoton Corporation to purchase Jensen at a price of $11 per share to public stockholders. WE ARE AMAZED AT THE COLLECTION OF MISLEADING STATEMENTS, OMISSIONS AND SELF-SERVING, UNSUBSTANTIATED "OPINIONS" AND "BELIEFS" WE FEEL ARE INCLUDED IN EMERSON'S PROXY MATERIALS. Rather than waste your time identifying each instance of their inaccuracies, we would like to focus on what we believe are Emerson's two key issues: (a) that you would be better off defeating the Recoton transaction to show support for Emerson and its proposals, and (b) that multiple parties to the Recoton transaction colluded in an attempt to sell the OEM Business at a "substantial discount" to its fair valuation. In the end, we believe you will conclude, as we have, that the Recoton transaction is in the best interests of Jensen's Stockholders and that Emerson and its proposals are unworthy of your support.

                                EMERSON'S FIRST ISSUE

       Emerson is asking you to vote to defeat the Recoton transaction which our financial advisor, Lehman Brothers, an internationally respected investment banking firm, has determined to be fair from a financial point of view to Jensen's Stockholders. Upon Stockholder approval at the Special Meeting to be held on August 28, 1996, the Recoton transaction is scheduled to immediately close and you will be able to obtain the purchase price for your Jensen shares promptly thereafter.

       Consider the implications of what Emerson is asking you to do. Emerson is asking you to reject the Recoton transaction and thereby support an Emerson bid, even though:

       - Stockholders holding 63% of Jensen's shares have stated that they WILL NOT VOTE IN FAVOR of any of the existing Emerson proposals.

       - Jensen's Special Committee CANNOT, AS A MATTER OF DELAWARE LAW, recommend any of Emerson's recent multi-tiered proposals, as explained in our proxy statement.

       - Emerson's recent financial performance and the EXPIRATION OF A COMMITMENT constituting a major portion of Emerson's proposed financing increases our concern about Emerson's ability to finance any of its proposals to acquire Jensen.

       - Emerson has continually refused to negotiate a transaction with Jensen which could be recommended to our Stockholders (and instead persists in attacking the validity of the contractual commitments of Jensen and our Stockholders).

       WE ARE NOT ALONE IN OUR BELIEF THAT THE RECOTON TRANSACTION IS IN THE BEST INTEREST OF OUR STOCKHOLDERS. EARLIER THIS WEEK INSTITUTIONAL SHAREHOLDER SERVICES ("ISS"), THE LEADING INDEPENDENT ORGANIZATION SPECIALIZING IN PROXY VOTING ANALYSIS, AND ADVISOR TO MANY MAJOR INSTITUTIONAL INVESTORS, RECOMMENDED A VOTE "FOR" THE RECOTON TRANSACTION.

       If the Recoton transaction is defeated, there is no guarantee that Emerson will actually follow through and make an offer that could be recommended by Jensen's Special Committee or would be approved by Jensen's Stockholders.

       It is important to note that there is no assurance that Emerson, which reported a fourth quarter loss of $7.7 million (and approximately a $14 million loss for the year ended March 31, 1996), has the ability to finance an acquisition of Jensen. In Emerson's proxy materials and elsewhere, Emerson refers to potential financing sources. HOWEVER, THE FINANCING COMMITMENT FROM BANKERS TRUST, WHICH EMERSON HAD PREVIOUSLY DELIVERED TO LEHMAN BROTHERS AND WHICH CONSTITUTED A MAJOR PORTION OF EMERSON'S FINANCING, HAS NOW EXPIRED, AND WE RECENTLY LEARNED THAT BANKERS TRUST, WHICH ACTED AS EMERSON'S FINANCIAL ADVISOR, RESIGNED FROM THAT POSITION IN EARLY JULY 1996. Emerson has not disclosed this significant development in its recently available proxy materials.

       The Special Committee of Jensen's Board of Directors negotiated in good faith with Emerson throughout the process and was unable to reach agreement on a number of critical issues which we described in our proxy statement. Nothing has changed in this regard. Emerson has made no attempt to compromise its position on any of the open issues.

       THERE IS ONLY ONE DEAL CURRENTLY ON THE TABLE AND THAT IS THE SALE OF JENSEN TO RECOTON. THERE IS NO ASSURANCE THAT ANY OF THE EXISTING EMERSON OFFERS - EACH OF WHICH HAS BEEN REJECTED BY THE SPECIAL COMMITTEE AND YOUR BOARD OF DIRECTORS - WOULD EVER BE COMPLETED.

                                EMERSON'S SECOND ISSUE

       Emerson claims the Recoton transaction is the result of improper collusion on the part of Jensen's Board of Directors, Lehman Brothers, William Blair Leveraged Capital Fund and others. Part of Emerson's theory is that all of these separate entities or people have improperly come together to sell Jensen's OEM Business to Mr. Robert Shaw, Jensen's Chief Executive Officer, at a "substantial discount" to its fair valuation. NOTHING COULD BE FURTHER FROM THE TRUTH. As a matter of fact:

       - Lehman Brothers has concluded that the direct and indirect consideration being received by Jensen in its sale of the OEM Business to Mr. Shaw is $25.4 million, an amount which is $5.0 million MORE than what Emerson has offered to purchase the OEM Business.

       - Jensen's Board includes three independent outside directors who serve on its Special Committee and who have unanimously approved the Recoton transaction and the sale of the OEM Business.

       - Mr. Shaw agreed to purchase the OEM Business only because Recoton required the sale of the OEM Business as a condition to its acquisition of Jensen.

       - Neither William Blair nor the William Blair Leverage Capital Fund will have any financial interest, direct or indirect, in the OEM Business if the Recoton merger is approved. Blair's support of the Recoton transaction is based on its belief that the Recoton deal is the best value for all Stockholders and that an Emerson transaction does not have a high probability of being consummated. BLAIR HAS AGREED TO VOTE ALL OF ITS SHARES - APPROXIMATELY 26% OF JENSEN'S TOTAL OUTSTANDING SHARES - IN FAVOR OF THE RECOTON TRANSACTION.

       EMERSON IS DESPERATE. It is seeking injunctions in both Chicago Federal District Court and Delaware State Court to prevent you from receiving the purchase price from Recoton for your shares. It is now asking that you vote against the Recoton transaction even though there are serious doubts that a transaction with Emerson would or could ever occur.

       DO NOT BE MISLED BY EMERSON. WE BELIEVE THAT THROUGH THE BUYER SEARCH AND BIDDING PROCESS THAT WAS CONDUCTED, WE HAVE SUCCEEDED IN DELIVERING A VALUABLE OPPORTUNITY TO JENSEN'S STOCKHOLDERS. REMEMBER, THE SPECIAL MEETING IS LESS THAN TWO WEEKS AWAY, ON WEDNESDAY, AUGUST 28, 1996. UPON STOCKHOLDER APPROVAL AND CLOSING OF THE TRANSACTION, RECOTON IS READY TO PAY YOU PROMPTLY FOR YOUR SHARES.

       THE VALUE OF YOUR INVESTMENT IS AT STAKE.

       PLEASE VOTE "FOR" THE RECOTON TRANSACTION, ON THE WHITE PROXY CARD PROVIDED BY JENSEN, AND DO NOT RETURN ANY BLUE CARD TO EMERSON.

       FAILURE TO APPROVE THE RECOTON TRANSACTION COULD RESULT IN NO PAYMENT FOR YOUR SHARES IF JENSEN IS NOT SOLD.

       Thank you for your continuing support.

                                       Sincerely,

                                       INTERNATIONAL JENSEN INCORPORATED



PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY FORM IN THE ENCLOSED ENVELOPE.


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

                                      IMPORTANT

       IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKERAGE FIRM, ONLY SUCH ENTITY CAN SIGN A PROXY ON YOUR BEHALF, AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. PLEASE RETURN THE ENCLOSED WHITE JENSEN PROXY TO YOUR BROKER OR BANK, AND CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO ENSURE THAT A WHITE JENSEN PROXY IS EXECUTED ON YOUR BEHALF.

       IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT THE FINANCIAL RELATIONS BOARD, WHICH IS ASSISTING US IN THE SOLICITATION OF PROXIES, AT THE FOLLOWING LOCATIONS AND PHONE NUMBERS.

               IN CHICAGO:             IN NEW YORK:
               (312) 266-7800          (212) 661-8030
               (CALL COLLECT)          (CALL COLLECT)


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